Certificate of Amendment
                                       to
              the Amended and Restated Certificate of Incorporation
                                       of
                            IntegraMed America, Inc.



         IntegraMed America, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST:            The name of the  corporation  is IntegraMed  America,
Inc.

         SECOND:           The Amended and Restated Certificate of Incorporation
is hereby amended to delete paragraph A of Article IV in its entirety and replace it with a new paragraph A, to read as follows:

                                   Article IV
                                  Capital Stock

         A. The authorized capital stock of the Corporation shall consist of fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, each having a par value of $.01 (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, each having a par value of $1.00 (the "Preferred Stock").

         THIRD:            This  amendment  has been duly adopted in  accordance
with the provisions of Section 242 of the General Corporation law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be subscribed by its President and Chief Executive Officer, this 9th day of June 1998.

                                            INTEGRAMED AMERICA, INC.



                                            /s/Gerardo Canet
                                            ----------------------------
                                            Gerardo Canet, President and
                                            Chief Executive Officer